Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of IGTA Merger Sub Limited (the “Company”) on Amendment No. 10 to Form S-4 to be filed on February 6, 2025, of our report dated November 13, 2024, with respect to our audit of the financial statements of IGTA Merger Sub Limited as of December 31, 2023, and for the period September 11, 2023 (inception) through December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

February 6, 2025